Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Reports Improved Second Quarter 2017 Operating Results;
 Reaffirms Goals

Highlights

●	Second quarter U.S. GAAP earnings per diluted share of 28 cents vs. $1.06 in 2016

●	Second quarter comparable earnings per diluted share of 53 cents, included expense of 4 cents per diluted share of catch-up depreciation for the first quarter of 2017 and additional depreciation for the second quarter of 2017 related to finalization of the value of the Rexam acquisition [see financials, note 4] vs. 52 cents in 2016

●	Global beverage can growth, contribution from the 2016 beverage packaging acquisition and increased aerospace earnings drove comparable operating earnings

●	On track to recognize at least $150 million of the targeted $300 million plus synergies by year-end

●	Company reaffirms 2017 and 2019 comparable EBITDA and free cash flow goals

BROOMFIELD, Colo., August 3, 2017 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, second quarter 2017 net earnings attributable to the corporation of $99 million (including the net effect of after-tax charges of $91 million, or 25 cents per diluted share for business consolidation and other non-comparable costs) or 28 cents per diluted share, on sales of $2.86 billion, compared to $307 million attributable to the corporation, or $1.06 per diluted share (including the net effect of after-tax income of $155 million, or 54 cents per diluted share for business consolidation, debt refinancing and other costs and gain on the sale of divested assets), on sales of $2.03 billion in 2016. Results for the first six months of 2017 were net earnings attributable to the corporation of $167 million, or 47 cents per diluted share, on sales of $5.33 billion compared to $180 million, or 62 cents per diluted share, on sales of $3.79 billion for the first six months of 2016.
Ball's second quarter and year-to-date 2017 comparable diluted earnings per share were 53 cents and 91 cents, respectively, versus second quarter and year-to-date 2016 comparable earnings per diluted share of 52 cents and 82 cents, respectively. Earnings per share figures include the impact of shares issued for the recent acquisition and the company's two-for-one stock split effective May 16, 2017.
During the second half of 2016, Ball realigned its operating segments as a result of the Rexam transaction. The company retrospectively adjusted prior period amounts to conform to the current segment presentation. Comparable operating results prior to June 30, 2016, exclude the effects of the Rexam transaction.
Details of comparable segment earnings, business consolidation activities and other non-comparable costs, and catch-up depreciation entries recorded related to the finalization of the fair values for the June 30, 2016, Rexam acquisition can be found in the notes to the unaudited condensed consolidated financial statements

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

that accompany this news release. Regional beverage packaging segment volumes referenced in today's news release reflect the pro forma effects of the Rexam transaction and related divestitures.
"Our results from operations were right in line with our expectations despite the disappointing volume and manufacturing performance in our U.S. tinplate business. On a pro forma basis, our global beverage can volumes were up and we continued to make progress on our cost-out initiatives. As we marked the one-year anniversary of the Rexam transaction, the catch-up and additional depreciation expense for the final acquisition accounting was recorded in the quarter and largely affected the reported results of our European beverage segment," said John A. Hayes, chairman, president and chief executive officer. "Moving forward, we reaffirm our financial goals for 2017 and 2019 comparable EBITDA and free cash flow. We are on track to recognize at least $150 million of the targeted $300 million plus synergies in 2017 and are accelerating actions to reap cost savings that will benefit 2018 and beyond."

Beverage Packaging, North and Central America
Beverage packaging, North and Central America, comparable segment operating earnings in the second quarter of 2017 were $156 million on sales of $1.15 billion, compared to $118 million on sales of $844 million in 2016. Segment operating earnings in the first six months of 2017 were $279 million on sales of $2.10 billion, compared to $211 million on sales of $1.58 billion in 2016. Second quarter 2017 comparable segment operating earnings included $2 million of depreciation expense for the referenced first quarter 2017 catch-up of depreciation and additional second quarter 2017 depreciation.
Second quarter and first half results include the benefit of acquired assets, the continued growth in specialty packaging and synergies related to the acquisition. Overall pro forma volumes for the segment were up low-single digits in the quarter. The Reidsville, North Carolina, beverage can facility ceased production at the end of the quarter and volumes have been relocated to other existing U.S. locations.

Beverage Packaging, South America
Beverage packaging, South America, comparable segment operating earnings for the second quarter 2017 were $69 million on sales of $349 million, compared to $22 million on sales of $133 million during the same period in 2016. Segment operating earnings in the first six months of 2017 were $127 million on sales of $720 million compared to $39 million on sales of $258 million in 2016. Second quarter 2017 comparable segment operating earnings included $2 million of depreciation expense for the referenced first quarter 2017 catch-up of depreciation and additional second quarter 2017 depreciation.
Second quarter and first six months' results include the benefit of acquired assets and excellent manufacturing performance. Overall pro forma segment volumes in the quarter were up mid-single digits in South America. Packaging mix shift from two-way glass to beverage cans led to solid demand in the region.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

Beverage Packaging, Europe
Beverage packaging, Europe, comparable segment operating earnings for the second quarter 2017 were $63 million on sales of $665 million, compared to $74 million on sales of $479 million during the same period in 2016. Segment operating earnings in the first half of 2017 were $110 million on sales of $1.17 billion, compared to $113 million on sales of $835 million in 2016. Second quarter 2017 comparable segment operating earnings included $16 million of depreciation expense for the referenced first quarter 2017 catch-up of depreciation and additional second quarter 2017 depreciation.
Comparable segment earnings in the second quarter and year-to-date reflect the inclusion of operations from the acquisition. Overall segment demand was up low-single digits led by favorable demand trends across continental Europe. On July 31, 2017, the company ceased beverage can and end production at its Recklinghausen, Germany, facilities. Going forward, the company's remaining European facilities will absorb the Recklinghausen production. Approximately €40 million of annualized net cost savings are expected from the plant network optimization.

Food and Aerosol Packaging
Food and aerosol packaging comparable segment operating earnings for the second quarter 2017 were $25 million on sales of $274 million, compared to $33 million on sales of $298 million during the same period in 2016. Segment operating earnings in the first six months of 2017 were $46 million on sales of $546 million compared to $53 million on sales of $583 million in 2016.
During the second quarter, low double-digit U.S. food can volume declines and manufacturing inefficiencies led to lower absorption and redundant costs across the U.S. tinplate manufacturing business. Year-to-date and second quarter results also reflect the loss of sales and earnings from the Baltimore, Maryland, and Hubbard, Ohio, facilities, which were sold in late 2016 and early 2017, respectively. Metal service center transition projects are complete and second-half cost savings are expected to offset anticipated U.S. steel food can volume declines. Our aluminum aerosol business is sold out, and additional capacity projects in Europe and India are in various stages of completion.

Aerospace
Aerospace comparable segment operating earnings for the second quarter 2017 were $26 million on sales of $257 million, compared to $19 million on sales of $193 million during the same period in 2016. Segment operating earnings in the first half of 2017 were $47 million on sales of $493 million compared to $37 million on sales of $373 million in 2016.
    During the quarter, the aerospace business achieved several program milestones. In addition, Kepler, the Ball-built exoplanet-hunting spacecraft for NASA, discovered 219 new planet candidates, 10 of which are near-Earth size. The company continues to be awarded new contracts and is on track to hire 300 additional employees this year. Quarter-end contracted backlog of $1.25 billion is expected to remain at high levels through year-end,

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

and will further support anticipated year-over-year segment earnings improvement in the second half of 2017 and beyond.

Outlook
"Our quarter-end net debt of $7.1 billion is down from $7.5 billion at the end of the first quarter despite our normal seasonal working capital build and $110 million of year-to-date pension funding. Consistent with our prior commentary, 2017 comparable EBITDA is expected to be in the range of $1.75 billion and free cash flow is estimated to be in excess of $850 million after capital spending of at least $500 million," said Scott C. Morrison, senior vice president and chief financial officer.
"Our previously announced facility shut downs were executed on schedule, the next wave of transformational actions will accelerate in the second half of 2017, and our cash generation is well ahead of our plans. We are incredibly proud of our entire team. The company remains on pace to deliver on its near- and long-term goals, and in the second half of 2017, we look forward to returning additional value to our shareholders in the form of share repurchases and dividends," Hayes said.

About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,450 people worldwide and reported 2016 net sales of $9.1 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.
Conference Call Details
Ball Corporation (NYSE: BLL) will hold its second quarter 2017 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800‑681‑1617. International callers should dial 303‑223‑2681. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/5d4wgy7r

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on August 3, 2017, until 11 a.m. Mountain time on August 10, 2017. To access the replay, call 800‑633‑8284 (North American callers) or 402‑977‑9140 (international callers) and use reservation number 21854066. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "News and Presentations."

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10‑K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 5

Condensed Financial Statements (Second Quarter 2017)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2017	2016	2017	2016

Net sales	$2,855	$2,030	$5,328	$3,785

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,270)	(1,596)	(4,245)	(3,012)
Depreciation and amortization	(229)	(78)	(377)	(153)
Selling, general and administrative	(128)	(105)	(271)	(213)
Business consolidation and other activities	(41)	28	(96)	(239)
	(2,668)	(1,751)	(4,989)	(3,617)

Earnings before interest and taxes	187	279	339	168

Interest expense	(74)	(41)	(142)	(79)
Debt refinancing and other costs	(1)	(46)	(1)	(106)
Total interest expense	(75)	(87)	(143)	(185)
Earnings (loss) before taxes	112	192	196	(17)
Tax (provision) benefit	(22)	114	(44)	197
Equity in results of affiliates, net of tax	10	1	18	-

Net earnings	100	307	170	180

Net earnings attributable to noncontrolling interests	(1)	-	(3)	-

Net earnings attributable to Ball Corporation	$99	$307	$167	$180

Earnings per share (a):
Basic	$0.28	$1.08	$0.48	$0.63
Diluted	$0.28	$1.06	$0.47	$0.62

Weighted average shares outstanding (000s) (a):
Basic	351,066	284,076	350,560	283,832
Diluted	358,979	290,454	358,506	290,330

(a)	Amounts in 2016 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

Condensed Financial Statements (Second Quarter 2017)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
($ in millions)	2017	2016

Cash Flows from Operating Activities:
Net earnings (loss)	$170	$180
Depreciation and amortization	377	153
Business consolidation and other activities	96	239
Deferred tax provision (benefit)	(59)	(236)
Other, net	(147)	140
Changes in working capital (a)	(174)	(440)
Cash provided by (used in) operating activities	263	36
Cash Flows from Investing Activities:
Capital expenditures	(240)	(273)
Business acquisitions	-	413
Business dispositions	31	2,815
Other, net	2	(86)
Cash provided by (used in) investing activities	(207)	2,869
Cash Flows from Financing Activities:
Changes in borrowings, net	(180)	3,453
Net issuances (purchases) of common stock	11	(75)
Dividends	(58)	(37)
Other, net	(1)	(21)
Cash provided by (used in) financing activities	(228)	3,320
Effect of currency exchange rate changes on cash	8	(50)
Change in cash	(164)	6,175
Cash - beginning of period	597	224
Cash - end of period	$433	$6,399

(a)	Includes payments of costs associated with the acquisition of Rexam and the sale of the Divestment Business.

Condensed Financial Statements (Second Quarter 2017)

Unaudited Condensed Consolidated Balance Sheets

	June 30,
($ in millions)	2017	2016

Assets
Current assets
Cash and cash equivalents	$433	$6,399
Receivables, net	1,637	1,917
Inventories, net	1,524	1,483
Other current assets	171	294
Total current assets	3,765	10,093
Property, plant and equipment, net	4,424	4,396
Goodwill	4,936	5,183
Restricted cash	-	2,124
Intangible assets, net	2,512	2,052
Other assets	1,162	1,207

Total assets	$16,799	$25,055

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$322	$3,125
Cash purchase price payable to Rexam's shareholders	-	3,825
Payables and other accrued liabilities	3,028	3,410
Total current liabilities	3,350	10,360
Long-term debt	7,226	8,234
Other long-term liabilities	2,435	2,658
Shareholders' equity	3,788	3,803

Total liabilities and shareholders' equity	$16,799	$25,055

Notes to the Condensed Financial Statements (Second Quarter 2017)

1. Business Segment Information

During the third quarter of 2016, Ball made certain segment realignments as a result of the Rexam acquisition and sale of Ball's existing beverage packaging businesses and select beverage can assets of Rexam (the Divestment Business) to align with how Ball now manages its businesses. Ball has retrospectively adjusted prior period amounts to conform to the current segment presentation. Ball's operations are organized and reviewed by management along its product lines and geographical areas and presented in the five reportable segments outlined below:

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.
Beverage packaging, Europe: Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.
Food and aerosol packaging: Consists of operations in the U.S., Europe, Canada, Mexico, Argentina and India that manufacture and sell steel food and aerosol containers, extruded aluminum aerosol containers and aluminum slugs.
Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.
Other consists of non-reportable segments in Asia Pacific and AMEA that manufacture and sell metal beverage containers, undistributed corporate expenses, intercompany eliminations and other business activities.
The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (Second Quarter 2017)

1. Business Segment Information (continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2017	2016	2017	2016

Net sales
Beverage packaging, North and Central America	$1,151	$844	$2,100	$1,577
Beverage packaging, South America	349	133	720	258
Beverage packaging, Europe	665	479	1,173	835
Food and aerosol packaging	274	298	546	583
Aerospace	257	193	493	373
Reportable segment sales	2,696	1,947	5,032	3,626
Other	159	83	296	159
Net sales	$2,855	$2,030	$5,328	$3,785

Comparable operating earnings
Beverage packaging, North and Central America (b)	$156	$118	$279	$211
Beverage packaging, South America (b)	69	22	127	39
Beverage packaging, Europe (b)	63	74	110	113
Food and aerosol packaging	25	33	46	53
Aerospace	26	19	47	37
Reportable segment comparable operating earnings	339	266	609	453
Other (a)(b)	(21)	(15)	(52)	(46)
Comparable operating earnings	318	251	557	407
Reconciling items
Business consolidation and other activities	(41)	28	(96)	(239)
Amortization of acquired Rexam intangibles	(51)	-	(83)	-
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	(39)	-	(39)	-
Earnings before interest and taxes	187	279	339	168
Interest expense	(74)	(41)	(142)	(79)
Debt refinancing and other costs	(1)	(46)	(1)	(106)
Total interest expense	(75)	(87)	(143)	(185)
Earnings (loss) before taxes	112	192	196	(17)
Tax (provision) benefit	(22)	114	(44)	197
Equity in results of affiliates	10	1	18	-
Net earnings	100	307	170	180
Net earnings attributable to noncontrolling interests	(1)	-	(3)	-
Net earnings attributable to Ball Corporation	$99	$307	$167	$180

(a)
Includes undistributed corporate expenses, net, of $32 million and $13 million for the three months ended June 30, 2017 and 2016, respectively, and $77 million and $35 million for the six months ended June 30, 2017 and 2016, respectively.

(b)
Includes catch-up depreciation for the three and six months ended June 30, 2017, associated with the finalization of fair values and useful lives for the Rexam acquisition. Refer to footnote 4 below for further details.

Notes to the Condensed Financial Statements (Second Quarter 2017)

2. Non-Comparable Items

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2017	2016	2017	2016

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Reidsville facility closure costs (1)	$(4)	$-	$(7)	$-
Individually insignificant items	(3)	(3)	(4)	(6)
Other non-comparable items
Amortization of acquired Rexam intangibles (2)	(10)	-	(16)	-
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	(6)	-	(6)	-
Total beverage packaging, North and Central America	(23)	(3)	(33)	(6)

Beverage packaging, South America
Business consolidation and other activities
Rexam transaction related costs (4)	(2)	(9)	(2)	(9)
Individually insignificant items	(1)	-	2	-
Other non-comparable items
Amortization of acquired Rexam intangibles (2)	(20)	-	(29)	-
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	(14)	-	(14)	-
Total beverage packaging, South America	(37)	(9)	(43)	(9)

Beverage packaging, Europe
Business consolidation and other activities
Rexam transaction related costs (4)	-	(3)	(2)	(7)
Individually insignificant items	(4)	(2)	(5)	(2)
Other non-comparable items
Amortization of acquired Rexam intangibles (2)	(19)	-	(34)	-
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	(18)	-	(18)	-
Total beverage packaging, Europe	(41)	(5)	(59)	(9)

Food and aerosol packaging
Gain on sale of Hubbard facility (6)	-	-	15	-
Weirton facility closure costs (5)	(2)	(2)	(5)	(11)
Individually insignificant items	1	(1)	(1)	(6)
Total food and aerosol packaging	(1)	(3)	9	(17)

Other
Business consolidation and other activities
Divestment Business indemnities (7)	(7)	-	(34)	-
Rexam acquisition related compensation arrangements (10)	(8)	(71)	(17)	(71)
Gain (loss) on sale of the Divestment Business (8)	-	331	(14)	331
Rexam transaction related costs (4)	(5)	(53)	(10)	(77)
Currency exchange gain (loss) for restricted cash, intercompany loans and 2020, 2023 euro senior notes (9)	-	(99)	-	(195)
Economic hedge - currency exchange rate risk (4)	-	(91)	-	(179)
Cross-currency swap (11)	-	32	-	(4)
Individually insignificant items	(6)	(1)	(12)	(3)
Other non-comparable items
Amortization of acquired Rexam intangibles (2)	(2)	-	(4)	-
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (3)	(1)	-	(1)	-
Total other	(29)	48	(92)	(198)

Total business consolidation and other activities	(41)	28	(96)	(239)
Total other non-comparable items	(90)	-	(122)	-
Total non-comparable items	(131)	28	(218)	(239)

Tax effect on business consolidation and other activities	19	159	29	253
Tax effect on other non-comparable items	22	-	30	-
Total tax effect	41	159	59	253
Total non-comparable items, net of tax	$(90)	$187	$(159)	$14

Notes to the Condensed Financial Statements (Second Quarter 2017)

2. Non-Comparable Items (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2017	2016	2017	2016

Debt Refinancing and Other Costs
Interest expense on 3.5% and 4.375% senior notes (12)	$-	$(25)	$-	$(49)
Refinancing of bridge and revolving credit facilities (13)	-	(17)	-	(30)
Economic hedge - interest rate risk (4)	-	(4)	-	(20)
Amortization of unsecured, committed bridge facility financing fees (14)	-	-	-	(7)
Individually insignificant items	(1)	-	(1)	-
Total debt refinancing and other costs	(1)	(46)	(1)	(106)
Tax effect on debt refinancing and other costs	-	14	-	35
Total debt refinancing and other costs, net of tax	$(1)	$(32)	$(1)	$(71)

(1)
In December 2016, the company announced the closure of its beverage packaging facility in Reidsville, North Carolina, which ceased production during the three months ended June 30, 2017. Charges in the three and six months ended June 30, 2017, were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and disposal costs.

(2)
During the three and six months ended June 30, 2017, the company recorded amortization expense of $51 million and $83 million, respectively, for customer relationships and other intangible assets identified as part of the Rexam acquisition. Included in amortization expense recorded during the three months ended June 30, 2017, is $8 million of catch-up amortization for the three months ended March 31, 2017, associated with the finalization of fair values and useful lives for the Rexam acquisition. Refer to footnote 4 below for further details.

(3)
During the three months ended June 30, 2017, the company finalized the allocation of the purchase price for the Rexam acquisition and updated the fair values and useful lives for the acquired Rexam intangibles and fixed assets. Catch-up depreciation and amortization expense of $24 million and $15 million, respectively, were recorded during the three months ended June 30, 2017, related to the six months ended December 31, 2016. Refer to footnote 4 below for further details.

(4)	During the three and six months ended June 30, 2017 and 2016, the company recorded charges for professional services and other costs associated with the June 30, 2016, acquisition of Rexam.

Also during the three and six months ended June 30, 2016, the company recorded losses related to derivative financial instruments to reduce its currency exchange rate exposure associated with the British pound denominated cash portion of the Rexam acquisition purchase price and entered into derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuances in connection with the cash portion of the Rexam acquisition purchase price.

(5)
During the three months ended June 30, 2016, the company announced the closure of its food and aerosol packaging flat sheet production and end-making facility in Weirton, West Virginia, which ceased production during the three months ended March 31, 2017. Charges in the three and six months ended June 30, 2017 and 2016, were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and disposal costs.

(6)	During the three months ended March 31, 2017, the company sold its food and aerosol packaging paint and general line can plant in Hubbard, Ohio, and recognized a gain on the sale of the plant.

(7)
During the three and six months ended June 30, 2017, the company recorded adjustments to the estimated amount of claims covered by the indemnifications for certain tax matters provided to the buyer in the sale of the Divestment Business.

(8)
The sale of the Divestment Business was completed immediately after the Rexam acquisition on June 30, 2016, for $3.42 billion, subject to customary closing adjustments. During the six months ended June 30, 2017, a reduction in the gain on sale was recognized in connection with changes in the estimated closing adjustments associated with the sale of the legacy Ball portion of the Divestment Business.

(9)
During the three and six months ended June 30, 2016, the company recorded net foreign currency exchange losses from the revaluation of foreign currency denominated restricted cash, and intercompany loans related to the cash component of the Rexam acquisition purchase price and the revaluation of euro-denominated debt.

Notes to the Condensed Financial Statements (Second Quarter 2017)

2. Non-Comparable Items (Continued)

(10)
During the three and six months ended June 30, 2017, and the three months ended June 30, 2016, the company incurred charges for long-term incentive and other compensation arrangements associated with the Rexam acquisition and integration.

(11)
In connection with the issuance of $1 billion of U.S. dollar senior notes due 2020, the company executed cross-currency swaps during the three and six months ended June 30, 2016, to convert the fixed-rate U.S. dollar debt issuance to fixed-rate euro debt for the life of the notes to more effectively match the future cash flows of our business. These contracts were not accounted for as hedges, and therefore, changes in the fair value of these contracts were immediately recognized in earnings.

(12)
During the three and six months ended June 30, 2016, the company recorded interest expense associated with the $1 billion of 4.375 percent senior notes and €400 million of 3.5 percent senior notes, both due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. In July 2016 Ball used the net proceeds to fund a portion of the cash component of the purchase price in connection with the acquisition of Rexam.

(13)
In March 2016, the company entered into a new $4.1 billion senior secured credit facility which includes a multicurrency revolving facility, a Term A U.S. dollar loan and a Term A euro loan all maturing in 2021. Ball used the net proceeds from the Term A U.S. dollar loan and the Term A euro loan to fund a portion of the cash component of the proposed Rexam acquisition purchase price.

(14)
During the three months ended March 31, 2016, the company recorded charges for the amortization of deferred financing costs associated with the unsecured, committed bridge facility, entered into in connection with the Rexam acquisition.

Notes to the Condensed Financial Statements (Second Quarter 2017)

3. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures - Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings and Comparable Net Earnings – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs, Comparable Operating Earnings is earnings before interest, taxes and business consolidation and other non-comparable costs and Comparable Net Earnings is earnings before business consolidation and other non-comparable costs after tax. We use Comparable EBITDA, Comparable Operating Earnings and Comparable Net Earnings internally to evaluate the company's operating performance.

Please see the company's website for further details of the company's non-U.S. GAAP financial measures at www.ball.com/investors under the "financials" tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2017	2016	2017	2016

Net earnings attributable to Ball Corporation	$99	$307	$167	$180
Add: Business consolidation and other activities	41	(28)	96	239
Add: Amortization of acquired Rexam intangibles (a)	51	-	83	-
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (b)	39	-	39	-
Add: Debt refinancing and other costs	1	46	1	106
Add: Tax effect on above items	(41)	(173)	(59)	(288)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$190	$152	$327	$237
Per diluted share before above transactions (c)	$0.53	$0.52	$0.91	$0.82

(a)
Catch-up amortization of $8 million related to the three months ended March 31, 2017, was recorded during the three months ended June 30, 2017, as a result of the finalization of intangible asset valuations and useful lives for the Rexam acquisition. Refer to footnote 4 below for further details.

(b)
Catch-up depreciation and amortization of $39 million related to the six months ended December 31, 2016, was recorded during the three months ended June 30, 2017, as a result of the finalization of fixed asset and intangible asset valuations and useful lives for the Rexam acquisition. Refer to footnote 4 below for further details.

(c)	Amounts in 2016 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

Notes to the Condensed Financial Statements (Second Quarter 2017)

3. Non-U.S. GAAP Measures (continued)

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2017	2016	2017	2016

Net earnings attributable to Ball Corporation	$99	$307	$167	$180
Add: Net earnings attributable to noncontrolling interests	1	-	3	-
Net earnings	100	307	170	180
Less: Equity in results of affiliates, net of tax	(10)	(1)	(18)	-
Add: Tax provision (benefit)	22	(114)	44	(197)
Earnings (loss) before taxes	112	192	196	(17)
Add: Total interest expense	75	87	143	185
Earnings before interest and taxes	187	279	339	168
Add: Business consolidation and other activities	41	(28)	96	239
Add: Amortization of acquired Rexam intangibles (a)	51	-	83	-
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (b)	39	-	39	-
EBIT before above transactions (Comparable Operating Earnings)	$318	$251	$557	$407

(a)
Catch-up amortization of $8 million related to the three months ended March 31, 2017, was recorded during the three months ended June 30, 2017, as a result of the finalization of intangible asset valuations and useful lives for the Rexam acquisition. Refer to footnote 4 below for further details.

(b)
Catch-up depreciation and amortization of $39 million related to the six months ended December 31, 2016, was recorded during the three months ended June 30, 2017, as a result of the finalization of fixed asset and intangible asset valuations and useful lives for the Rexam acquisition. Refer to footnote 4 below for further details.

Notes to the Condensed Financial Statements (Second Quarter 2017)

3. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

Twelve Months Ended
($ in millions, except ratios)	June 30, 2017

Net earnings attributable to Ball Corporation	$250
Add: Net earnings attributable to noncontrolling interests	6
Net earnings	256
Less: Equity in results of affiliates, net of tax	(33)
Add: Tax provision (benefit)	115
Net earnings before taxes	338
Add: Total interest expense	296
Earnings before interest and taxes (EBIT)	634
Add: Business consolidation and other activities (a)	194
Add: Amortization of acquired Rexam intangibles (a)	148
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	39
Add: Cost of sales associated with Rexam inventory step-up (a)	84
Add: Egyptian pound devaluation (a)	27
Comparable Operating Earnings	1,126
Add: Depreciation and amortization	677
Less: Amortization of acquired Rexam intangibles (a)	(148)
Less: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	(39)
Comparable EBITDA	$1,616

Total debt at June 30, 2017	$7,548
Less: Cash and cash equivalents	(433)
Net Debt (b)	$7,115

Net Debt/Comparable EBITDA	4.4x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

(b)	Net Debt - Net debt is total debt less cash and cash equivalents, which are derived directly from the company's financial statements.

Ball management uses net debt to comparable EBITDA as a metric to monitor the credit quality of Ball Corporation. Business consolidation and other activities are separated to evaluate the performance of the company's operations. The above is presented on a non-U.S. GAAP basis (see discussion of non-U.S. GAAP measures above).

Notes to the Condensed Financial Statements (Second Quarter 2017)

3. Non-U.S. GAAP Measures (continued)

	Twelve	Less: Six	Add: Six	Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31,	June 30,	June 30,	June 30,
($ in millions, except ratios)	2016	2016	2017	2017

Net earnings attributable to Ball Corporation	$263	$180	$167	$250
Add: Net earnings attributable to noncontrolling interests	3	-	3	6
Net earnings	266	180	170	256
Less: Equity in results of affiliates, net of tax	(15)	-	(18)	(33)
Add: Tax provision (benefit)	(126)	(197)	44	115
Earnings before taxes	125	(17)	196	338
Add: Total interest expense	338	185	143	296
Earnings before interest and taxes (EBIT)	463	168	339	634
Add: Business consolidation and other activities (a)	337	239	96	194
Add: Amortization of acquired Rexam Intangibles (a)	65	-	83	148
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	-	-	39	39
Add: Cost of sales associated with Rexam inventory step-up (a)	84	-	-	84
Add: Egyptian pound devaluation (a)	27	-	-	27
Comparable Operating Earnings	976	407	557	1,126
Add: Depreciation and amortization	453	153	377	677
Less: Amortization of acquired Rexam Intangibles (a)	(65)	-	(83)	(148)
Less: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	-	-	(39)	(39)
Comparable EBITDA	$1,364	$560	$812	$1,616

Total Debt at period end				$7,548
Less: Cash and cash equivalents				(433)
Net Debt				$7,115

Net Debt/Comparable EBITDA				4.4	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (Second Quarter 2017)

4. Catch-Up Depreciation and Amortization (Non-GAAP Measure)

The fair values and useful lives for the assets acquired in the Rexam acquisition were finalized during the three months ended June 30, 2017, resulting in measurement period adjustments that require recognition in the current period. As a result, depreciation of fixed assets and amortization of intangible assets as reported for the three months ended June 30, 2017, includes catch-up adjustments for the six months ended December 31, 2016, and the three months ended March 31, 2017, related to additional depreciation and amortization arising from the revised fair values and useful lives determined for the fixed assets and intangible assets acquired in the Rexam acquisition. Depreciation of fixed assets and amortization of intangible assets for the three months ended June 30, 2017, were similarly increased based upon these final valuations. The impacts of these adjustments recorded during the three months ended June 30, 2017, are detailed in the following tables:

Three Months Ended June 30,
($ in millions)	2017

Depreciation and amortization, as reported	$(229)
Catch-up depreciation and amortization associated with the six months ended December 31, 2016	39
Catch-up depreciation associated with the three months ended March 31, 2017 (a)	11
Catch-up amortization associated with the three months ended March 31, 2017	8
Adjusted depreciation and amortization	$(171)

(a)
Comparable Operating Earnings includes catch-up depreciation of $11 million ($8 million after-tax, or $.02 per diluted share) related to the three months ended March 31, 2017, associated with the following segments: $8 million for beverage packaging, Europe; $1 million for beverage packaging, North and Central America; $1 million for beverage packaging, South America; and $1 million for other. Additional depreciation of $11 million ($8 million after-tax, or $.02 per diluted share) was also included in Comparable Operating Earnings in the three months ended June 30, 2017, for the increase in depreciation for the three months ended June 30, 2017, associated with the following segments: $8 million for beverage packaging, Europe; $1 million for beverage packaging, North and Central America; $1 million for beverage packaging, South America; and $1 million for other.

Six Months Ended June 30,
($ in millions)	2017

Depreciation and amortization, as reported	$(377)
Catch-up depreciation and amortization recorded for the year ended December 31, 2016	39
Adjusted depreciation and amortization	$(338)